EXHIBIT 4.2

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO RESTRICTIONS. SEE REVERSE SIDE.

NUMBER 000	SHARES 0

Organized Under the Laws of the State of Delaware

SANDY HILL IT SECURITY ACQUISITION CORP.

Common Stock

Authorized Shares 50,000,000                Par Value $0.01 per Share

This Certifies that	Specimen	is the

registered holder of	Zero and no/100	Shares

of the fully paid and nonassessable Common Stock of Sand Hill IT Security Acquisition Corp.

transferable only on the books of the Corporation by the holder hereof in person or by Attorney upon surrender of this Certificate properly endorsed.

In Witness Whereof, the said Corporation has caused this Certificate to be signed by its duly authorized officers and its Corporate Seal to be hereunto affixed this ________________ day of ______________________ A.D. ______

Chief Executive Officer	Secretary